Exhibit 99.1

Contact:
Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer (410) 379-3640	Chief Financial Officer (410) 379-3636	Investor Relations (410) 379-3725

GP STRATEGIES REPORTS STRONG SECOND QUARTER 2007 RESULTS AND
ANNOUNCES BOARD APPROVAL OF ADDITIONAL SHARE REPURCHASES UNDER
BUYBACK PROGRAM

Elkridge, MD, August 8, 2007 - GP Strategies Corporation (NYSE: GPX), a global provider of training and e-Learning solutions, management consulting, and engineering services through its operating subsidiary General Physics Corporation, today reported second quarter 2007 results.

Second Quarter 2007 Highlights:

•	Revenue of $63.7 million, up $17.9 million or 39% compared to the second quarter of 2006
•	Earnings per share of $0.14 per diluted share compared to $0.11 per diluted share for the second quarter of 2006
•	EBITDA of $5.4 million, up $1.5 million or 40% compared to the second quarter of 2006
•	Board authorized an additional $5 million for share repurchases under buyback program

“I am proud to report the Company had a 34% increase in net income during the second quarter of 2007 compared to the second quarter of 2006,” said Scott N. Greenberg, CEO of GP Strategies. “The Company is well positioned to become a global leader in the custom training and performance improvement industry.”

Second Quarter 2007 Results

Revenue was $63.7 million for the second quarter of 2007 compared to $45.8 million for the second quarter of 2006. The $17.9 million, or 39%, increase in revenue during the second quarter of 2007 is due to the following drivers by business segment:

•
Sandy Sales Training & Marketing - this segment contributed an increase of $18.4 million of revenue during the second quarter of 2007 as a result of the acquisition of Sandy Corporation in January 2007. Sandy provides custom sales training and print-based and electronic publications primarily to the automotive industry.

•
Manufacturing & BPO - revenue for this segment increased $2.0 million, or 8%, to $28.6 million during the second quarter of 2007 from $26.5 million for the second quarter of 2006. The net increase in revenue is primarily due to net increases in business process outsourcing and technical training services with new and existing customers and an increase from our international operations in the United Kingdom (UK). On June 1, 2007, we completed the acquisition of Smallpeice Enterprises Ltd. (SEL), a technical and management training company in the UK.

•
Process, Energy & Government - revenue for this segment decreased $2.5 million, or 13%, to $16.7 million during the second quarter of 2007 from $19.2 million for the second quarter of 2006. The net decrease in revenue is primarily due to the completion of chemical demilitarization projects in 2006 and the conclusion of hurricane recovery services in 2006. These decreases were offset by increases in revenue primarily from engineering and training services provided to customers in the petroleum and refining industry.

During the second quarter of 2007, operating income increased $1.0 million, or 30%, to $4.3 million, compared to $3.3 million in the second quarter of 2006 and is primarily attributable to the following:

•
An increase in gross profit of $2.3 million, or 34%, which consisted of a $1.5 million increase in gross profit contributed by the Sandy Sales Training & Marketing segment, a $0.4 million increase in gross profit contributed by the Manufacturing & BPO segment, and a $0.4 million increase in gross profit contributed by the Process, Energy & Government segment (primarily due to significant increases in profitability on contracts with petroleum and refining customers despite the overall decline in revenue for this segment); offset by

•
An increase in selling, general and administrative expenses of $1.4 million, or 37%, primarily due to an increase in amortization expense of $0.5 million related to intangible assets recorded in connection with the acquisition of Sandy and an increase in labor, benefits and facilities expense of $0.4 million primarily due to the acquisition of Sandy.

Income before income tax expense was $4.1 million for the second quarter of 2007 compared to $3.1 million for the second quarter of 2006. Net income was $2.3 million, or $0.14 per diluted share, for the second quarter of 2007 compared to $1.7 million, or $0.11 per diluted share, for the second quarter of 2006. The increases in income before income tax expense, net income and earnings per share during the second quarter of 2007 were primarily due to the increases in operating income discussed above, with the results of Sandy’s operations being the primary driver for the increases along with increases in profitability in our other segments.

Six Months ended June 30, 2007 Results

Revenue was $117.2 million for the six months ended June 30, 2007 compared to $89.3 million for the same period in 2006. The $27.9 million, or 31%, increase in revenue consisted of $30.6 million of revenue contributed by the Sandy Sales Training & Marketing segment and a $2.7 million increase in revenue in the Manufacturing & BPO segment, offset by a $5.4 million decrease in revenue in the Process, Energy & Government segment. The primary drivers of the revenue fluctuations for the six months ended June 30, 2007 compared to the same period in 2006 are largely due to the same factors discussed above in the second quarter 2007 results.

During the six months ended June 30, 2007, operating income increased $2.0 million, or 35%, to $7.7 million, compared to $5.7 million for the same period in 2006, and is primarily attributable to the following:

•
An increase in gross profit of $4.6 million, or 36%, which consisted of a $3.3 million increase in gross profit contributed by the Sandy Sales Training & Marketing segment, a $0.5 million increase in gross profit in the Manufacturing & BPO segment, and a $0.8 million increase in gross profit contributed by the Process, Energy & Government segment (primarily due to significant increases in profitability on contracts with petroleum and refining customers despite the overall decline in revenue for this segment); offset by

•
An increase in selling, general and administrative expenses of $2.6 million, or 37%, primarily due to an increase in amortization expense of $0.9 million related to intangible assets recorded in connection with the acquisition of Sandy, an increase in labor, benefits and facilities expense of $0.7 million due to the acquisition of Sandy, and the effect of a bad debt recovery of $0.4 million in 2006 which reduced SG&A expenses in 2006 and did not recur in 2007.

Income before income tax expense was $7.6 million for the six months ended June 30, 2007 compared to $5.4 million for the same period in 2006. Net income was $4.4 million, or $0.26 per diluted share, for the six months ended June 30, 2007 compared to $3.1 million, or $0.19 per diluted share, for the same period in 2006. The increases in income before income tax expense, net income and earnings per share during the first half of 2007 were primarily due to the increases in operating income discussed above, with the results of Sandy’s operations being the primary driver for the increases along with increases in profitability in our other segments.

Share Repurchase Program

During the three and six months ended June 30, 2007, we repurchased 37,500 and 145,000 shares, respectively, of our common stock in the open market for approximately $0.4 million and $1.4 million, respectively, in cash. As of June 30, 2007, there was approximately $0.5 million remaining to be used for repurchases under the original $5 million buyback program which was authorized in January 2006. In August 2007, our Board of Directors authorized an additional $5 million of future share repurchases under the buyback program.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on August 8, 2007. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-633-3324 using conference ID number 11539386. A telephone replay of the call will also be available beginning at 11:00 a.m. on August 8th, until 11:59 p.m. on August 22nd. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 11539386.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation - EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE listed company (GPX). General Physics (GP) is a global provider of training, e-learning solutions, management consulting, and engineering services. Through its Sandy Corporation division, GP provides custom sales training solutions. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenue	$63,658	$45,779	$117,201	$89,307
Cost of revenue	54,354	38,822	99,855	76,588
Gross profit	9,304	6,957	17,346	12,719
Selling, general and administrative expenses	4,989	3,632	9,608	7,004
Operating income	4,315	3,325	7,738	5,715
Interest expense Other income	387 143	443 180	659 514	857 584
Income before income tax expense	4,071	3,062	7,593	5,442
Income tax expense	1,724	1,317	3,192	2,328
Net income	$2,347	$1,745	$4,401	$3,114

Other data:
EBITDA (1)	$5,386	$3,851	$10,052	$7,056

Basic weighted average shares outstanding	16,584	15,550	16,447	15,889
Diluted weighted average shares outstanding	17,180	16,461	17,072	16,795

Per common share data:
Basic earnings per share	$0.14	$0.11	$0.27	$0.20
Diluted earnings per share	$0.14	$0.11	$0.26	$0.19

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation -EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$1,947	$8,660
Accounts and other receivables	39,476	26,628
Inventories, net	814	-
Costs and estimated earnings in excess of billings on uncompleted contracts	20,287	11,257
Prepaid expenses and other current assets	8,606	6,411
Total current assets	71,130	52,956
Property, plant and equipment, net	2,413	1,859
Goodwill and other intangibles, net	66,202	57,460
Deferred tax assets	3,611	7,420
Other assets	2,686	1,705
Total assets	$146,042	$121,400

Current liabilities:
Short-term borrowings	$9,102	$-
Current maturities of long-term debt	90	30
Accounts payable and accrued expenses	31,456	22,903
Billings in excess of costs and estimated earnings on uncompleted contracts	8,190	6,881
Total current liabilities	48,838	29,814
Long-term debt less current maturities	7,872	10,896
Other non-current liabilities	1,055	959
Total liabilities	57,765	41,669
Total stockholders’ equity	88,277	79,731
Total liabilities and stockholders’ equity	$146,042	$121,400

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation - EBITDA
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net income	$2,347	$1,745	$4,401	$3,114
Interest expense	387	443	659	857
Income tax expense	1,724	1,317	3,192	2,328
Depreciation and amortization	928	346	1,800	757
EBITDA (2)	$5,386	$3,851	$10,052	$7,056

(2)  Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered a substitute for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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